Exhibit 21.1

Subsidiaries of the Registrant

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of certain subsidiaries of the Company have been omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2018.

Subsidiary	Jurisdiction of Incorporation
1. E.S. Boulos Company	Delaware, U.S.
2. Great Southwestern Construction, Inc.	Colorado, U.S.
3. GSW Integrated Services, LLC	Delaware, U.S.
4. Harlan Electric Company	Michigan, U.S.
5. High Country Line Construction, Inc.	Nevada, U.S
6. Huen Electric, Inc.	Delaware, U.S.
7. MYR Equipment, LLC	Delaware, U.S.
8. MYR Group Construction Canada, Ltd.	British Columbia, Canada
9. MYR Real Estate Holdings, LLC	Delaware, U.S.
10. MYR Real Estate Holdings Alaska, LLC	Delaware, U.S.
11. MYR Transmission Services, Inc.	Delaware, U.S.
12. MYR Transmission Services Canada, Ltd.	British Columbia, Canada
13. Northern Transmission Services, Ltd.	British Columbia, Canada
14. Sturgeon Electric Company, Inc.	Michigan, U.S.
15. Sturgeon Electric California, LLC	Delaware, U.S.
16. The L. E. Myers Co.	Delaware, U.S.
17. Western Pacific Enterprises Ltd.	British Columbia, Canada